Exhibit 99.16

Section H

QUÉBEC'S FINANCIAL SITUATION

Summary				H.3
1 .	Québec's budgetary situation			H.5
	1.1	Recent developments in the budgetary situation		H.7
	1.2	Detailed adjustments for 2020-2021		H.14
2 .	Return to a balanced budget			H.23
	2.1	Preparing for a return to a balanced budget		H.24
	2.2	Multi-year financial framework		H.26
3 .	Revenue and expenditure forecasts			H.29
	3.1	Change in revenue		H.30
		3.1.1	Own-source revenue excluding revenue from government enterprises	H.31
		3.1.2	Revenue from government enterprises	H.38
		3.1.3	Federal transfers	H.40
	3.2	Change in expenditure		H.43
		3.2.1	Portfolio expenditures	H.44
		3.2.2	Debt service	H.57
4 .	Public infrastructure investments			H.59
APPENDIX:			Additional information	H.65

H.1

SUMMARY

In Budget 2021-2022, the government sets out its budgetary guidelines, reports on its efforts to overcome the public health crisis and presents its plan to return to the prosperity and growth that characterized Québec a year ago.

Budget 2021-2022 presents:

  measures totalling $2.9 billion in 2020-2021 and $5.2 billion in 2021-2022, aimed at:

    strengthening our health care system,

    supporting educational success and youth,

    accelerating growth and the transition to the new economy,

    supporting Quebecers,

    ensuring fairness;

  a budgetary deficit of $15.0 billion in 2020-2021 and $12.3 billion in 2021-2022;

    Use of the stabilization reserve reduces the 2020-2021 budgetary deficit to $6.2 billion.

  stable funding for the government's main priorities:1

    spending on health care and social services will grow by 5.8% in 2021-2022 and 4.0% thereafter,

    spending on education and higher education will grow by, respectively, 4.6% and 8.2% in 2021-2022, and 3.0% thereafter;

  a provision of $1.3 billion for economic risks and other support and recovery measures in 2021-2022 and 2022-2023, $750 million in 2023-2024 and $500 million annually thereafter;

  the seven-year path to a balanced budget, that is, the elimination of a $6.5-billion structural deficit in 2027-2028.

    Offsetting measures for the budgetary deficit will be implemented once Québec returns to full employment.

    The government wishes to suspend the effects of the Balanced Budget Act in order to gradually reduce the deficit without adversely affecting services to Quebecers and a sustainable recovery of economic growth.

____________________
[1]	Spending growth ensuring stable funding is established before taking into account support and recovery measures implemented to fight COVID-19.

Québec’s
Financial Situation	H.3

1.	QUÉBEC'S BUDGETARY SITUATION

In 2021-2022, the budgetary balance after deposits of dedicated revenues in the Generations Fund and recording of a provision for risks is a deficit of $12.3 billion.

  Revenue stands at $122.6 billion.

  Portfolio expenditures, or expenditures tied to the delivery of public services, total $116.9 billion.2

  Debt service amounts to $8.6 billion.

  Exceptional support and recovery measures implemented to fight COVID-19 amount to $4.3 billion in additional spending.

  The change in the application of the accounting standard respecting transfer payments3 increases expenditure by $732 million.

  A provision of $1.3 billion is included in the financial framework to mitigate potential economic risks and fund additional support and recovery measures.

  Deposits of dedicated revenues in the Generations Fund total $3.1 billion.

____________________
[2]

Portfolio expenditures are expenditures before taking into account support and economic recovery measures implemented to fight COVID-19 and before the change in application of the accounting standard respecting transfer payments.

[3]	The impact of the change in the application of this standard to the government’s financial statements as at March 31, 2021, is explained in the appendix to section I, “The Québec Government’s Debt”.

Québec’s
Financial Situation	H.5

TABLE H.1

Québec's budget - March 2021
(millions of dollars)

2021-2022
Revenue
Own-source revenue	95 668
% change	6.3
Federal transfers	26 899
% change	-11.1
Total revenue	122 567
% change	1.9
Expenditure
Portfolio expenditures	-116 858
% change	5.4
Debt service	-8 613
% change	12.4
Total expenditure	-125 471
% change	5.9
COVID-19 support and recovery measures	-4 284
Change in application of the accounting standard respecting transfer payments	-732
Provision for economic risks and other support and recovery measures	-1 250
SURPLUS (DEFICIT)	-9 170
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	-3 080
BUDGETARY BALANCE(1)	-12 250

(1) Budgetary balance within the meaning of the Balanced Budget Act.

Budget 2021-2022
H.6	Budget Plan

1.1	Recent developments in the budgetary situation

Since March 2020, the economic slowdown and the initiatives put in place to fight COVID-19 have led to significant unfavourable adjustments to the government's financial situation.

These unfavourable adjustments amount to $15.0 billion in 2020-2021, $12.3 billion in 2021-2022 and $8.5 billion in 2022-2023.

Despite encouraging signs leading to positive adjustments to the economic and budgetary situation since November 2020, Québec's economy remains very uncertain due to the ongoing COVID-19 pandemic, forcing the government to implement additional initiatives to overcome the public health crisis and ensure a sustainable economic recovery.

Québec’s
Financial Situation	H.7

TABLE H.2

Adjustments to the financial framework since March 2020
(millions of dollars)

	2020-2021	2021-2022	2022-2023
BUDGETARY BALANCE(1) - MARCH 2020	-	-	-
ECONOMIC AND BUDGETARY SITUATION
Own-source revenue excluding revenue from government enterprises
- Tax revenue	-3 659	-2 527	-1 364
- Other revenue	-719	-68	-222
Subtotal	-4 378	-2 595	-1 586
Revenue from government enterprises	-826	-457	-134
Subtotal - Own-source revenue	-5 204	-3 052	-1 720
Federal transfers	4 582	606	-371
Subtotal - Revenue	-622	-2 446	-2 091
Portfolio expenditures	545	-1 058	-901
Debt service	601	17	-317
Subtotal - Expenditure	1 146	-1 041	-1 218
Deposits of dedicated revenues
Deposits of dedicated revenues in the Generations Fund	-285	-50	145
TOTAL ADJUSTMENTS RELATED TO THE ECONOMIC AND BUDGETARY SITUATION	239	-3 537	-3 164
JUNE AND NOVEMBER 2020 INITIATIVES(2)	-10 504	-1 427	-511
MARCH 2021 INITIATIVES
Strengthening our health care system	-1 706	-2 915	-1 406
Supporting educational success and youth	-80	-521	-392
Accelerating growth and the transition to the new economy	-980	-1 509	-701
Supporting Quebecers	-87	-329	-226
Ensuring fairness	-	95	148
Subtotal	-2 853	-5 179	-2 576
TOTAL INITIATIVES	-13 357	-6 606	-3 087
Eliminating the shortfall to be offset planned in Budget 2020-2021(3)	-	-125	-250
Change in application of the accounting standard respecting transfer payments	-632	-732	-749
Provision for economic risks and other support and recovery measures	-1 250	-1 250	-1 250
BUDGETARY BALANCE BEFORE USE OF THE STABILIZATION RESERVE	-15 000	-12 250	-8 500
Use of the stabilization reserve(4)	8 760	-	-
BUDGETARY BALANCE(1) - MARCH 2021	-6 240	-12 250	-8 500

Note: Totals may not add due to rounding.

(1)	Budgetary balance within the meaning of the Balanced Budget Act, after use of the stabilization reserve.
(2)	A recap of the June and November 2020 initiatives is presented in the box on page H.11.
(3)	Elimination of the shortfall to be offset that was planned to ensure Budget 2020-2021 is balanced. The forecast shortfall to be offset is presented on page A.21 of Budget 2020-2021.
(4)	The stabilization reserve is adjusted downward by $3.2 billion due to the change in application of the accounting standard respecting transfer payments (see appendix to section I for details).

Budget 2021-2022
H.8	Budget Plan

❏ Adjustments related to the economic and budgetary situation

An upward adjustment of $239 million in 2020-2021 and downward adjustments of $3.5 billion and $3.2 billion, respectively, in 2021-2022 and 2022-2023, are provided in the financial framework compared to March 2020. These adjustments are explained, in particular, by:

  a decrease in own-source revenue excluding revenue from government enterprises of $4.4 billion in 2020-2021, $2.6 billion in 2021-2022 and $1.6 billion in 2022-2023;

    This adjustment is explained primarily by the decrease in the tax bases for personal income tax, corporate taxes and the sales tax due to the impact of the public health crisis on level of economic activity.

  a decrease of $826 million in revenue from government enterprises in 2020-2021, $457 million in 2021-2022 and $134 million in 2022-2023 due in particular to the temporary closure of Loto-Québec's casinos and gaming halls, as well as to the decrease in electricity sales in Québec and in Hydro-Québec's net exports;

  an increase in federal transfer revenues of $4.6 billion and $606 million in 2020-2021 and 2021-2022, respectively, followed by a shortfall of $371 million in 2022-2023;

    The upward adjustments in 2020-2021 and 2021-2022 stem, in particular, from the Safe Restart Agreement signed with the federal government, the agreement for essential workers and the addition of the COVID-19 Resilience Infrastructure Stream to the bilateral infrastructure program.

    The downward adjustment in 2022-2023 is explained by lower equalization revenue due to a relative improvement in Québec's economic situation compared to the rest of Canada.

  a change in portfolio expenditures:4

    a decrease of $545 million in 2020-2021 mainly due to the slowdown in government activities since the beginning of the year in reaction to the crisis, the downward adjustment in spending in various bodies funded in part by revenues from duties, permits and other fees, and an adjustment to the pace of infrastructure projects, an increase of $1.1 billion in 2021-2022 and $901 million in 2022-2023, explained, in particular, by an adjustment to the pace of certain infrastructure projects and compliance with the government's spending growth commitment;

____________________
4

Portfolio expenditures are expenditures before taking into account support and economic recovery measures implemented to fight COVID-19 and before the change in application of the accounting standard respecting transfer payments.

Québec’s
Financial Situation	H.9

  a decrease of $601 million in debt service in 2020-2021 and $17 million in 2021-2022.

    Although the budgetary deficit forecast raises the debt level, the increase is more than offset by the drop in interest rates. For 2022-2023, debt service is adjusted upward by $317 million mainly due to the increase in the debt level.

Budget 2021-2022
H.10	Budget Plan

❏ Budget 2021-2022 initiatives

In this budget, the government is providing initiatives of $5.2 billion for 2021-2022, that is:

  $2.9 billion to strengthen our health care system;

  $521 million to support educational success and youth;

  $1.5 billion to accelerate growth and the transition to the new economy;

  $329 million to support Quebecers;

  $95 million in revenue to ensure fairness.

The total cost of the initiatives since Budget 2020-2021 is $13.4 billion in 2020-2021, $6.6 billion in 2021-2022 and $3.1 billion in 2022-2023.

Recap of June and November 2020 initiatives

In the November 2020 Update on Québec's Economic and Financial Situation and in the June 2020 Québec's Economic and Financial Situation 2020-2021, the government announced $10.5 billion of investments in 2020-2021, $1.4 billion in 2021-2022 and $511 million in 2022-2023. The government used these investments to introduce initiatives for:

  strengthening our health care system and address the second wave of the COVID-19 pandemic;

  supporting Quebecers and our economy to better deal with the new reality of the labour market, lost income and access to certain services;

  restarting the economy through concrete actions aimed at accelerating infrastructure investments, promoting reintegration into the labour market, stimulating economic growth, ensuring a greener recovery and encouraging Québec and local production.

June and November 2020 initiatives (millions of dollars)
	2020-2021	(1)	2021-2022	2022-2023
Strengthening our health care system	-4 861		-	-
Supporting Quebecers and our economy	-5 048		-449	-237
Restarting the economy	-595		-978	-274
TOTAL	-10 504		-1 427	-511
(1)	The amount of the initiatives in 2020-2021 takes into account a $10-million reassessment of the financial impact of certain measures.

Québec s
Financial Situation	H.11

❏ Other adjustments

The adjustments for 2021-2022 and 2022-2023 take into account the elimination of the shortfall to be offset that was planned to ensure Budget 2020-2021 is balanced.5

As well, Budget 2021-2022 takes into account the financial impact of the change in application of the accounting standard respecting transfer payments recommended by the Auditor General of Québec. This change leads to an increase in spending of $632 million, $732 million and $749 million, respectively, in 2020-2021, 2021-2022 and 2022-2023.

The financial framework also contains a $1.3 billion provision in 2020-2021, 2021-2022 and 2022-2023 to mitigate potential economic risks and to fund additional support and recovery measures.

  Although the fiscal year ends March 31, 2021, the provision planned for 2020-2021 covers the risks associated with the uncertainty concerning the upcoming monthly budget monitoring and factors that could arise between now and the publication of Public Accounts 2020-2021.

Lastly, the use of the entire stabilization reserve in 2020-2021 allows a reduction of the budgetary deficit to $6.2 billion.

Change in application of the accounting standard respecting transfer payments

In order to comply with the recommendation made by the Auditor General of Québec, the government is changing the application of the accounting standard respecting transfer payments.

Budget 2021-2022 therefore includes the financial impact of this change in the government's budgetary framework.

An annual average financial impact of $639 million has been built into the financial framework for 2020-2021 to 2025-2026 to reflect application of the revised standard. This concerns the construction projects of municipalities and charter universities in particular.

Note that these are not new expenditures but expenditures that, in line with the previous practice, were built into the financial framework over a much longer period. An equivalent drop in expenditures is forecast for the years after 2025-2026.

Additional information is presented in the appendix to section I, “The Québec Government's Debt.”

____________________
5	The forecast shortfall to be offset is presented on page A.21 of Budget 2020-2021.

Budget 2021-2022
H.12	Budget Plan

Adjustments to the financial framework since November 2020

The financial framework provides for maintaining the budgetary deficit of $15.0 billion before use of the stabilization reserve in 2020-2021, as presented in the November 2020 Update on Québec's Economic and Financial Situation.

  The overall improvement in the economic and budgetary situation results in a favourable adjustment of $735 million.

  Due to developments in the public health crisis, the government is funding $2.9 billion of additional initiatives, and the change in application of the accounting standard respecting transfer payments results in a $632-million increase in expenditure.

  These adjustments are offset by using $2.8 billion of the provision for economic risks and other support and recovery measures.

Adjustments to the financial framework since November 2020
(millions of dollars)

2020-2021
BUDGETARY BALANCE(1) - NOVEMBER 2020	-15 000
ECONOMIC AND BUDGETARY SITUATION
Own-source revenue excluding revenue from government enterprises	1 238
Revenue from government enterprises	382
Federal transfers	-22
Portfolio expenditures	-410
Debt service	-92
Other	-361
TOTAL ADJUSTMENTS RELATED TO THE ECONOMIC AND BUDGETARY SITUATION	735
INITIATIVES
Strengthening our health care system	-1 706
Supporting educational success and youth	-80
Accelerating growth and the transition to the new economy	-980
Supporting Quebecers	-87
Ensuring fairness	-
TOTAL MARCH 2021 INITIATIVES	-2 853
Change in application of the accounting standard respecting transfer payments	-632
Provision for economic risks and other support and recovery measures	2 750
BUDGETARY BALANCE(1) - MARCH 2021	-15 000
Note: Totals may not add due to rounding.
(1) Budgetary balance within the meaning of the Balanced Budget Act, before use of the stabilization reserve.

Québec’s
Financial Situation	H.13

1.2	Detailed adjustments for 2020-2021

Budget 2021-2022 presents detailed adjustments in revenue and expenditure for 2020-2021 since March 2020.

The economic and budgetary situation leads to a $239-million positive adjustment to the budgetary balance in 2020-2021.

Initiatives and other components of the financial framework, excluding use of the stabilization reserve, lead to unfavourable adjustments of $15.2 billion for the same year. These adjustments are explained by:

  a $371-million decrease in own-source revenue;

  an increase in portfolio expenditures of:

    $1.1 billion to implement new budgetary initiatives,

    $11.9 billion for exceptional support and recovery measures implemented to fight COVID-19,

    $632 million due to the change in application of the accounting standard respecting transfer payments;

  the recording of a $1.3-billion provision for economic risks and other support and recovery measures.

Taking the sum of these adjustments into account, the budgetary balance is a deficit of $15.0 billion in 2020-2021.

  When use of the $8.8-billion stabilization reserve is included, the budgetary deficit is reduced to $6.2 billion.

Budget 2021-2022
H.14	Budget Plan

TABLE H.3

Adjustments to the 2020-2021 financial framework since March 2020
(millions of dollars)

	2020-2021
	March 2020	Adjustments			March 2021
		Economic
		and	Initiatives
		budgetary	and other
		situation	adjustments	Total
Own-source revenue
Tax revenue	75 171	-3 659	-368	-4 027	71 144
Other revenue	15 618	-719	-3	-722	14 896
Subtotal	90 789	-4 378	-371	-4 749	86 040
Revenue from government enterprises	4 814	-826	-	-826	3 988
Total own-source revenue	95 603	-5 204	-371	-5 575	90 028
Federal transfers	25 692	4 582	-	4 582	30 274
Revenue	121 295	-622	-371	-993	120 302
Portfolio expenditures	-110 300	545	-1 066	-521	-110 821
Debt service	-8 266	601	-	601	-7 665
Expenditure	-118 566	1 146	-1 066	80	-118 486
COVID-19 support and recovery measures	-	-	-11 920	-11 920	-11 920
Change in application of the accounting standard respecting transfer payments	-	-	-632	-632	-632
Provision for economic risks and other support and recovery measures	-	-	-1 250	-1 250	-1 250
SURPLUS (DEFICIT)	2 729	524	-15 239	-14 715	-11 986
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	-2 729	-285	-	-285	-3 014
BUDGETARY BALANCE BEFORE USE OF THE STABILIZATION RESERVE	-	239	-15 239	-15 000	-15 000
Use of the stabilization reserve	-	-	8 760	8 760	8 760
BUDGETARY BALANCE(1)	-	239	-6 479	-6 240	-6 240

Note: Totals may not add due to rounding.
(1) Budgetary balance within the meaning of the Balanced Budget Act, after use of the stabilization reserve.

Québec’s
Financial Situation	H.15

❏ Own-source revenue excluding revenue from government enterprises

For 2020-2021, own-source revenue excluding revenue from government enterprises shows a downward adjustment of $4.7 billion, to $86.0 billion, compared to the March 2020 forecast.

  Hard-hit by the economic slowdown in Québec due to the COVID-19 pandemic, all sources of own-source revenue have been adjusted downward.

TABLE H.4

Adjustments in own-source revenue excluding revenue from government enterprises
(millions of dollars)

2020-2021
OWN-SOURCE REVENUE(1) - MARCH 2020	90 789
Tax revenue
Personal income tax	-219
Contributions for health services	-441
Corporate taxes	-545
School property tax	-183
Consumption taxes	-2 639
Subtotal	-4 027
Other revenue
Duties and permits	-265
Miscellaneous revenue	-457
Subtotal	-722
Total adjustments	-4 749
OWN-SOURCE REVENUE(1) - MARCH 2021	86 040

(1) Own-source revenue excluding revenue from government enterprises.

Budget 2021-2022
H.16	Budget Plan

◼ Tax revenue

For 2020-2021, revenue from personal income tax is adjusted downward by $219 million compared to the March 2020 forecast.

  This decrease is explained by the downward adjustment of salaries and wages by 4.5 percentage points compared to the March 2020 forecast.

  The impact of this adjustment is reduced by the additional taxes collected from individuals on income support measures, including the Canada Emergency Response Benefit (CERB).

Contributions for health services are adjusted downward by $441 million for 2020-2021, reflecting weaker-than-expected growth in wages and salaries in 2020 in relation to the March 2020 forecast.

  The adjustment also takes into account the impact of the tax credit in respect of employer contributions to the Health Services Fund for employees on paid leave.

Revenue from corporate taxes is adjusted downward by $545 million in 2020-2021 compared to the March 2020 forecast. This decrease stems from the downward adjustment of 4.2 percentage points in the net operating surplus of corporations in 2019 and 8.9 percentage points in 2020.

Revenue from the school property tax is adjusted downward by $183 million in 2020-2021 compared to the March 2020 forecast. This adjustment is explained by the reduction in the tax rate following implementation of a single school tax rate on July 1, 2020.

Revenue from consumption taxes, which is derived mainly from the Québec sales tax, is adjusted downward by $2.6 billion in 2020-2021.

  This adjustment is explained, in particular, by the -8.6% change in household consumption6 in 2020, or a downward adjustment of 11.9 percentage points compared to the March 2020 forecast, which is slightly offset by the upward adjustment of 3.7 percentage points to residential construction in 2020.

____________________
[6]	Household consumption excluding food expenditures and shelter.

Québec’s
Financial Situation	H.17

◼ Other revenue

Revenue from duties and permits is adjusted downward by $265 million in 2020-2021 due, in particular, to the lower-than-expected revenue collected under Québec's cap-and-trade system for greenhouse gas emission (GHG) allowances (carbon market).

Miscellaneous revenue is adjusted downward by $457 million in 2020-2021 due, in particular, to lower-than-expected revenue for certain non-budget-funded bodies and bodies in the health and social services and education networks. The adjustment is also explained by lower-than-expected interest revenue and revenue from the sale of goods and services by government departments.

Budget 2021-2022
H.18	Budget Plan

❏ Revenue from government enterprises

For 2020-2021, revenue from government enterprises is adjusted downward by $826 million, to $4.0 billion.

This decrease is explained primarily by the impact of COVID-19, in particular, on the results of:

  Loto-Québec, stemming from the temporary closure of lottery sales terminals, casinos, gaming halls and video lottery terminals;

  Hydro-Québec, due, in particular, to the decrease in the demand for electricity in Québec and in the value of net electricity exports.

This downward adjustment is partly offset by:

  exceptional growth in revenue from Investissement Québec stemming from an increase in the value of the securities in its portfolio due to the rapid stock market recovery;

  an increase in revenue from other government enterprises due mainly to the reclassification of the Electricity Discount Program for Consumers Billed at Rate L under expenditure rather than as a decrease in revenue.

TABLE H.5

Adjustments to revenue from government enterprises
(millions of dollars)

2020-2021
REVENUE FROM GOVERNMENT ENTERPRISES - MARCH 2020	4 814
Hydro-Québec	-621
Loto-Québec	-974
Société des alcools du Québec	-21
Investissement Québec	537
Société québécoise du cannabis(1)	10
Other(2)	243
Total adjustments	-826
REVENUE FROM GOVERNMENT ENTERPRISES - MARCH 2021	3 988
(1)	Revenues are allocated to the Cannabis Sales Revenue Fund.
(2)	The other government enterprises are the Société ferroviaire et portuaire de Pointe-Noire and Capital Financière agricole.

Québec’s
Financial Situation	H.19

❏ Federal transfers

In 2020-2021, revenue from federal transfers stands at $30.3 billion, or $4.6 billion more than forecast in the 2020-2021 budget.

This upward adjustment is explained mainly by the revenue from other transfer programs, which was $4.5 billion higher than expected.

  This higher revenue stems primarily from the safe restart ($3 076 million), essential workers ($661 million) and safe return to school ($432 million over two years, including $302 million in 2020-2021) agreements signed with the federal government for the implementation of measures to address the pandemic.

TABLE H.6

Adjustments to federal transfer revenues
(millions of dollars)

2020-2021
FEDERAL TRANSFERS - MARCH 2020	25 692
Equalization	-
Health transfers	31
Transfers for post-secondary education and other social programs	9
Other programs, including:	4 542
- the Safe Restart Agreement	3 076
- the Essential Workers Support Fund	661
- the Safe Return to School Fund	302
Total adjustments	4 582
FEDERAL TRANSFERS - MARCH 2021	30 274

Budget 2021-2022
H.20	Budget Plan

❏ Portfolio expenditures

For 2020-2021, portfolio expenditures before taking into account COVID-19 support and economic recovery measures and the change in application of the accounting standard respecting transfer payments, amount to $110.8 billion, an upward adjustment of $521 million compared to the March 2020 forecast.

The adjustment is mainly attributable to:

  new initiatives in Budget 2021-2022 that are not COVID-19 support and recovery measures, that is, $660 million to connect all Quebecers to high-speed Internet and $406 million for other initiatives;

  the slowdown in government activities and postponement of initiatives in the March 2020 budget, which amount to $545 million, due to efforts deployed in response to the public health crisis.

When the $11.9 billion in COVID-19 support and recovery measures are added, along with the $632 million associated with the change to the application of the accounting standard respecting transfer payments, portfolio expenditures amount to $123.4 billion.

TABLE H.7

Adjustments to portfolio expenditures
(millions of dollars)

2020-2021
PORTFOLIO EXPENDITURES - MARCH 2020	110 300
Connecting all Quebecers to high-speed Internet	660
Other initiatives that are not COVID-19 support and recovery measures	406
Slowdown in government activities and postponement of initiatives due to the pandemic	-545
Total adjustments	521
PORTFOLIO EXPENDITURES - BEFORE COVID-19 SUPPORT AND RECOVERY MEASURES AND CHANGE IN APPLICATION OF THE STANDARD RESPECTING TRANSFER PAYMENTS	110 821
COVID-19 support and recovery measures	11 920
Change in application of the accounting standard respecting transfer payments	632
PORTFOLIO EXPENDITURES - MARCH 2021	123 373

Québec’s
Financial Situation	H.21

❏ Debt service

For 2020-2021, debt service is adjusted downward by $601 million, to $7.7 billion.

  Interest on the direct debt is $857 million lower as a result of historically low interest rates. The decrease in interest rates led, in particular, to gains on disposal of assets held by the Ministère des Finances. The downward adjustment in 2020-2021 due to these amounts stands at $723 million.

  The $256-million upward adjustment in interest on the liability for retirement plans and other employee future benefits stems from lower investment income from the Retirement Plans Sinking Fund (RPSF). The income of the RPSF is applied against debt service.7

TABLE H.8

Adjustments to debt service
(millions of dollars)

2020-2021
DEBT SERVICE - MARCH 2020	8 266
Interest on the direct debt(1)	-857
Interest on the liability for retirement plans and other employee future benefits(2)	256
Total adjustments	-601
DEBT SERVICE - MARCH 2021	7 665
(1)

Interest on the direct debt includes the income from the Sinking Fund for government borrowings. This income, which is applied against debt service, consists of interest generated on investments as well as gains and losses on disposal. The forecast for this income may be adjusted upward or downward since it is closely tied to changes in interest rates.

(2)

This correspond to the interest on obligations relating to the retirement plans and other employee future benefits of public and parapublic sector employees, minus mainly the investment income of the RPSF.

____________________
7

In 2019-2020, the RPSF posted a negative return of 2.92% due to the stock market decline in March 2020. However, a return above the expected long-term return is forecast for 2020-2021 because of the market rebound.

Budget 2021-2022
H.22	Budget Plan

2.	RETURN TO A BALANCED BUDGET

Despite encouraging signs, Québec's economy remains uncertain due to the ongoing pandemic. The priority remains managing the public health crisis and restarting the economy.

The government wants to ensure a sustainable economic recovery before implementing a plan to balance the budget.

  Consequently, offsetting measures for the budgetary deficit will be implemented once Québec returns to full employment.

The government wishes to suspend the effects of the Balanced Budget Act as of 2021-2022 in order to gradually reduce the deficit without hindering services to Quebecers or a sustainable recovery of economic growth.

  Legislative amendments will therefore be proposed to avoid setting in motion provisions that have different implications for Budget 2021-2022, such as obligations to:

    table a plan to restore fiscal balance;

    implement offsetting measures for overruns during the fiscal year covered by the budget.

Fiscal balance is expected to be restored by 2027-2028.

Québec’s
Financial Situation	H.23

2.1	Preparing for a return to a balanced budget

The following principles will underpin the return to a balanced budget:

  the government's commitment not to increase the tax burden;

  growth in expenditure linked to growth in revenue;

  acceleration of economic growth;

  an increase in federal contributions for health care spending.8

The financial framework provides for a shortfall to be offset, illustrating the gains needed to restore fiscal balance in 2027-2028.

  A shortfall to be offset that will increase by $1.3 billion per year for five years as of 2023-2024 is therefore planned to offset the structural shortfall between revenue and expenditure stemming from the current crisis.

  This shortfall represents an average annual difference of less than 1% of revenue or expenditure as of 2023-2024.

CHART H.1

Change in budgetary balance - Returning to a balanced budget
(billions of dollars)

____________________
8

Québec is asking the federal government to increase the Canada Health Transfer to 35% of health care spending by provinces and territories. No revenue associated with this request was built into the financial framework. For additional information, see the budget paper entitled Towards increased federal health funding: Increasing the Canada Health Transfer published in conjunction with the 2021-2022 budget plan.

Budget 2021-2022
H.24	Budget Plan

Uncertainty that could generate additional own-source revenue over the forecast period

Own-source revenue forecasts excluding revenue from government enterprises reflect as faithfully as possible the current economic situation and expected developments in the economy. However, these forecasts are clouded by uncertainty.

  In the coming quarters, revenue will depend on several factors, particularly the epidemiological situation and future recovery measures.

A more optimistic economic forecast scenario was developed by the Ministère des Finances to illustrate how forecasts are inherently uncertain. This scenario reflects a stronger economic recovery than the one forecast in the baseline scenario.[1]

  Compared to the baseline scenario, nominal GDP growth would be 0.7 percentage points higher in 2021, and 1.1 percentage points higher in 2022.

According to the overall sensitivity analysis drawn up by the Ministère des Finances, a variation of 1 percentage point in nominal GDP has an impact of approximately $800 million on own-source revenue.

  Consequently, an improvement in the economic outlook could facilitate the return to balanced public finances with additional revenues of $560 million in 2021-2022 and $1.4 billion per year as of 2022-2023.

Impact of an optimistic economic scenario on own-source revenue
(annual percentage change, unless otherwise indicated)

	2021-	2022-	2023-
	2022	2023	2024
Nominal GDP(1)
Optimistic scenario	6.7	6.9	3.8
Baseline scenario	6.0	5.8	3.8
Difference	0.7	1.1	-
Impact on own-source revenue ($million)(2)	560	1 440	1 440
Note: Own-source revenue excluding government enterprises. (1) Nominal GDP in calendar years. (2) Cumulative impact on own-source revenues.
1	For more information, see page G.18 of the Québec Budget Plan - March 2021.

Québec’s
Financial Situation	H.25

2.2	Multi-year financial framework

Budget 2021-2022 presents the outlook for Québec's revenue and expenditure until 2027-2028, outlook on which the path to a balanced budget is based.

❏ Budgetary outlook

Revenue reaches $122.6 billion in 2021-2022, an increase of 1.9%. Growth will be 3.2% in 2022-2023.

Expenditure increases by 5.9% in 2021-2022, to $125.5 billion. Growth will be 2.5% in 2022-2023.

Deposits of dedicated revenues in the Generations Fund are $3.1 billion in 2021-2022 and will reach $3.2 billion in 2022-2023.

The financial framework provides for a $1.3 billion provision for economic risks and other support and recovery measures in 2021-2022 and 2022-2023.

A budgetary deficit of $12.3 billion is forecast for 2021-2022 and $8.5 billion for 2022-2023.

  More specifically, for 2021-2022 and 2022-2023, initiatives since Budget 2020-2021 will amount to $6.6 billion and $3.1 billion, respectively.

In 2027-2028, the financial framework incorporates a $6.5 billion shortfall to offset in order to balance the budget.

  A gradual reduction in the deficit is planned over the horizon of the financial framework by taking into account an increasing shortfall to be offset of $1.3 billion per year for five years beginning in 2023-2024.

  The Balanced Budget Act will also be amended to enable the government to gradually eliminate the deficit and balance the budget in 2027-2028.

    A balanced budget, within the meaning of public accounts, excluding deposits of dedicated revenues in the Generations Fund and before taking into account the provision for economic risks and other support and recovery measures, will be achieved in 2024-2025.

Budget 2021-2022
H.26	Budget Plan

TABLE H.9

Multi-year financial framework
(billions of dollars)

	2020-	2021-	2022-	2023-	2024-	2025-	2026-	2027-
	2021	2022	2023	2024	2025	2026	2027	2028
Revenue
Personal income tax	35.2	35.9	37.3	38.9	40.4	42.0	43.7	45.3
Contributions for health services	6.5	6.8	7.0	7.1	7.3	7.5	7.7	7.8
Corporate taxes	8.0	8.0	8.5	8.3	8.8	9.1	9.6	9.9
School property tax	1.2	1.1	1.2	1.3	1.4	1.5	1.5	1.6
Consumption taxes	20.3	23.3	24.7	25.6	26.4	27.2	27.9	28.7
Duties and permits	4.4	4.9	4.7	4.9	4.9	5.1	5.2	5.3
Miscellaneous revenue	10.5	11.0	11.5	12.1	12.7	13.0	13.5	14.1
Government enterprises	4.0	4.7	5.4	5.8	5.9	5.8	6.1	6.3
Own-source revenue	90.0	95.7	100.3	104.1	107.8	111.2	115.1	119.0
% change	-1.9	6.3	4.8	3.8	3.6	3.1	3.6	3.3
Federal transfers	30.3	26.9	26.2	26.8	26.4	27.0	27.5	27.9
% change	20.0	-11.1	-2.8	2.4	-1.3	2.0	2.1	1.5
Total revenue	120.3	122.6	126.4	130.8	134.3	138.1	142.7	146.9
% change	2.8	1.9	3.2	3.5	2.6	2.9	3.3	3.0
Expenditure
Portfolio expenditures	-110.8	-116.9	-119.6	-123.8	-126.6	-130.5	-134.9	-139.2
% change	4.1	5.4	2.3	3.5	2.3	3.1	3.4	3.2
Debt service	-7.7	-8.6	-9.0	-9.0	-9.4	-9.3	-9.1	-9.2
% change	-0.1	12.4	4.5	-0.1	4.8	-1.3	-2.2	1.3
Total expenditure	-118.5	-125.5	-128.6	-132.7	-136.0	-139.8	-144.0	-148.4
% change	3.9	5.9	2.5	3.3	2.5	2.8	3.0	3.1
COVID-19 support and recovery measures	-11.9	-4.3	-1.2	-0.1	-	-	-	-
Change in application of the accounting standard respecting transfer payments	-0.6	-0.7	-0.7	-0.5	-0.6	-0.6	-0.1	0.4
Provision for economic risks and other support and recovery measures	-1.3	-1.3	-1.3	-0.8	-0.5	-0.5	-0.5	-0.5
Shortfall to be offset	-	-	-	1.3	2.6	3.9	5.2	6.5
SURPLUS (DEFICIT)	-12.0	-9.2	-5.3	-1.9	-0.3	1.1	3.2	4.9
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	-3.0	-3.1	-3.2	-3.8	-4.1	-4.2	-4.5	-4.9
BUDGETARY BALANCE BEFORE USE OF THE STABILIZATION RESERVE	-15.0	-12.3	-8.5	-5.7	-4.4	-3.1	-1.3	-
Use of the stabilization reserve	8.8	-	-	-	-	-	-	-
BUDGETARY BALANCE(1)	-6.2	-12.3	-8.5	-5.7	-4.4	-3.1	-1.3	-

Notes:	The data as of 2026-2027 are projections as opposed to forecasts. Totals may not add due to rounding.
(1) Budgetary balance within the meaning of the Balanced Budget Act, after use of the stabilization reserve.

Québec’s
Financial Situation	H.27

❏ Stabilization reserve

Under the Balanced Budget Act, a recorded surplus, which is a budgetary balance that is greater than zero, must be allocated to the stabilization reserve.

  As at March 31, 2020, the stabilization reserve stood at $8.8 billion.9 It will be used in its entirety in 2020-2021 to reduce the budgetary deficit within the meaning of the Balanced Budget Act.

TABLE H.10

Stabilization reserve
(millions of dollars)

Balance, end of
Fiscal year	Opening balance	Allocations	Uses	year
2015-2016	-	2 003	-	2 003
2016-2017	2 003	2 146	-	4 149
2017-2018	4 149	721	-	4 870
2018-2019	4 870	4 413	-	9 283
2019-2020	9 283	-	-523	8 760
2020-2021	8 760	-	-8 760	-

Stabilization reserve

The stabilization reserve facilitates the government's multi-year budget planning since it can be used if the budgetary balance is less than zero. It thus helps to keep the budget balanced under the Balanced Budget Act.

The reserve acts like a counter made up of surpluses achieved, but it does not consist of surplus cash, as generated surpluses are used to reduce the debt. In other words, the stabilization reserve is not money in the bank.

In 2020-2021, the government is using the stabilization reserve to reduce the budgetary deficit within the meaning of the Balanced Budget Act. Accordingly, using the reserve increases the debt.

____________________
9

The stabilization reserve is adjusted downward by $3.2 billion due to the change in application of the standard respecting transfer payments. The appendix to section I, “The Québec Government’s Debt”, details the impact of this change in application to the government’s financial statements.

Budget 2021-2022
H.28	Budget Plan

3.	REVENUE AND EXPENDITURE FORECASTS

Budget 2021-2022 presents the detailed change in revenue and expenditure, that is, the three-year outlook for 2020-2021 to 2022-2023.

TABLE H.11

Change in revenue and expenditure
(millions of dollars)

	2020-2021	2021-2022	2022-2023	AAGR	(1)
Revenue
Own-source revenue excluding revenue from government enterprises	86 040	91 010	94 887
% change	-1.5	5.8	4.3	2.8
Revenue from government enterprises	3 988	4 658	5 401
% change	-9.8	16.8	16.0	6.9
Federal transfers	30 274	26 899	26 158
% change	20.0	-11.1	-2.8	1.2
Total revenue	120 302	122 567	126 446
% change	2.8	1.9	3.2	2.6
Expenditure
Portfolio expenditures	-110 821	-116 858	-119 560
% change	4.1	5.4	2.3	4.0
Debt service	-7 665	-8 613	-9 000
% change	-0.1	12.4	4.5	5.4
Total expenditure	-118 486	-125 471	-128 560
% change	3.9	5.9	2.5	4.1
COVID-19 support and recovery measures	-11 920	-4 284	-1 179
Change in application of the accounting standard respecting transfer payments	-632	-732	-749
Provision for economic risks and other support and recovery measures	-1 250	-1 250	-1 250
SURPLUS (DEFICIT)	-11 986	-9 170	-5 292
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	-3 014	-3 080	-3 208
BUDGETARY BALANCE BEFORE USE OF THE STABILIZATION RESERVE	-15 000	-12 250	-8 500
Use of the stabilization reserve	8 760	-	-
BUDGETARY BALANCE(2)	-6 240	-12 250	-8 500
(1)	Average annual growth rate, or geometric mean, from 2020-2021 to 2022-2023.
(2)	Budgetary balance within the meaning of the Balanced Budget Act, after use of the stabilization reserve.

Québec’s
Financial Situation	H.29

3.1	Change in revenue

Revenue encompasses own-source revenue, including revenue from government enterprises, as well as federal transfers.

Revenue totals $120.3 billion in 2020-2021, or $90.0 billion in own-source revenue, and $30.3 billion from federal transfers.

Revenue will stand at $122.6 billion in 2021-2022 and $126.4 billion in 2022-2023, an increase of 1.9% and 3.2%, respectively.

TABLE H.12

Change in revenue
(millions of dollars)

	2020-2021	2021-2022	2022-2023	AAGR	(1)
Own-source revenue
Own-source revenue excluding revenue from government enterprises	86 040	91 010	94 887
% change	-1.5	5.8	4.3	2.8
Revenue from government enterprises	3 988	4 658	5 401
% change	-9.8	16.8	16.0	6.9
Subtotal	90 028	95 668	100 288
% change	-1.9	6.3	4.8	3.0
Federal transfers	30 274	26 899	26 158
% change	20.0	-11.1	-2.8	1.2
TOTAL	120 302	122 567	126 446
% change	2.8	1.9	3.2	2.6
(1)	Average annual growth rate, or geometric mean, from 2020-2021 to 2022-2023.

Budget 2021-2022
H.30	Budget Plan

3.1.1	Own-source revenue excluding revenue from government enterprises

Own-source revenue excluding revenue from government enterprises consists mainly of tax revenue, which is made up of personal income tax, contributions for health services, corporate taxes, school property tax and consumption taxes. How it changes is tied to economic activity in Québec and to changes in the tax system.

Own-source revenue also includes other revenue sources, that is, duties and permits, in particular, revenue from the carbon market, and miscellaneous revenue, such as interest, the sale of goods and services, as well as fines, forfeitures and recoveries.

Own-source revenue will reach $86.0 billion in 2020-2021, $91.0 billion in 2021-2022 and $94.9 billion in 2022-2023, or a change of -1.5%, 5.8% and 4.3%, respectively. These changes reflect essentially the impact of the public health crisis on economic activity and the impact of the fiscal measures announced and implemented.

TABLE H.13

Change in own-source revenue excluding revenue from government enterprises - Summary
(millions of dollars)

	2020-2021	2021-2022	2022-2023	AAGR(1)
Tax revenue	71 144	75 168	78 698
% change	-1.0	5.7	4.7	3.1
Other revenue	14 896	15 842	16 189
% change	-3.9	6.4	2.2	1.5
TOTAL	86 040	91 010	94 887
% change	-1.5	5.8	4.3	2.8
(1)	Average annual growth rate, or geometric mean, from 2020-2021 to 2022-2023.

Québec’s
Financial Situation	H.31

❏ Tax revenue

Personal income tax, the government's largest revenue source, will amount to $35.2 billion in 2020-2021, $35.9 billion in 2021-2022 and $37.3 billion in 2022-2023, an increase of 4.1%, 2.0% and 3.9%, respectively.

  This growth reflects, in particular, the growth of household income, including wages and salaries, and takes into account all the parameters of the personal income tax system, such as indexation and the progressive nature of the tax system.

    The 4.1% growth in personal income tax in 2020-2021 takes into account not only the 0.3% growth in wages and salaries in 2020 but also the additional tax collected from individuals on income support measures.10

  It also takes into account the non-recurrence in 2021-2022, of approximately $1.6 billion in additional taxes collected from individuals on income support measures in 2020-2021.

Contributions for health services will stand at $6.5 billion in 2020-2021, $6.8 billion in 2021-2022 and $7.0 billion in 2022-2023, a change of -1.0%, 5.3% and 2.9%, respectively.

  These figures reflect the fact that wages and salaries are expected to grow by 0.3% in 2020, 6.0% in 2021 and 3.5% in 2022.

  They also take into account the impact, in 2020-2021, of the tax credit in respect of employer contributions to the Health Services Fund for employees on paid leave.

Revenue from corporate taxes will reach $8.0 billion in 2020-2021 and 2021-2022, and $8.5 billion in 2022-2023, a change of -7.2%, 0.4% and 6.0%, respectively.

  These figures reflect the projected change in the net operating surplus of corporations, which stands at -5.3% in 2020, 2.2% in 2021 and -3.8% in 2022.

  They also reflect the measures implemented in recent years to ease the tax burden, in particular, the depreciation measure to incentivize businesses to invest more, announced in the December 2018 Update on Québec's Economic and Financial Situation, and the reduction of the tax rate for SMBs effective the day after the Budget Speech, announced in this budget.

____________________
10	These measures include the Canada Emergency Response Benefit, the Canada Recovery Benefit, the Canada Recovery Sickness Benefit and the Canada Recovery Caregiving Benefit.

Budget 2021-2022
H.32	Budget Plan

Revenue from the school property tax will stand at $1.2 billion in 2020-2021, $1.1 billion in 2021-2022 and $1.2 billion in 2022-2023, a change of -24.2%, -4.5% and 8.5%, respectively. These figures are explained mainly by the impact of the tax rate reduction resulting from the implementation of a single school tax rate on July 1, 2020.

  It also takes into account the increase in the number of students and the anticipated increase in the cost of services funded by the school property tax, whose impact is more pronounced in 2022-2023 because of the full implementation of the rate reductions and the single tax rate the previous year.

Revenue from consumption taxes revenue will reach $20.3 billion in 2020-2021, $23.3 billion in 2021-2022 and $24.7 billion in 2022-2023, a change of -4.8%, 14.8% and 5.8%, respectively.

  These figures reflect, in particular, the anticipated decline of 8.6% in household consumption11 in 2020, followed by an increase of 8.3% and 7.4%, respectively, in 2021 and 2022.

  They also reflect the projected growth in residential construction of 7.8% in 2020, 10.6% in 2021 and 3.2% in 2022.

  Lastly, they take into account the harmonization of the QST regime with GST/HST regime following the federal announcements on November 30, 2020,12 regarding fulfillment warehouses and short-term accommodations which will take effect as of July 1, 2021.

____________________
11	Household consumption excluding food expenditures and shelter.
12	For more information, see page B.4 of Additional Information 2021-2022.

Québec’s
Financial Situation	H.33

TABLE H.14

Change in own-source revenue excluding revenue from government enterprises
(millions of dollars)

	2020-2021	2021-2022	2022-2023	AAGR	(1)
Tax revenue
Personal income tax	35 216	35 921	37 338
% change	4.1	2.0	3.9	3.4
Contributions for health services	6 455	6 796	6 990
% change	-1.0	5.3	2.9	2.3
Corporate taxes	7 985	8 013	8 494
% change	-7.2	0.4	6.0	-0.4
School property tax	1 166	1 113	1 208
% change	-24.2	-4.5	8.5	-7.8
Consumption taxes	20 322	23 325	24 668
% change	-4.8	14.8	5.8	4.9
Subtotal	71 144	75 168	78 698
% change	-1.0	5.7	4.7	3.1
Other revenue
Duties and permits	4 378	4 853	4 707
% change	-3,5	10.8	-3.0	1.2
Miscellaneous revenue	10 518	10 989	11 482
% change	-4.1	4.5	4.5	1.6
Subtotal	14 896	15 842	16 189
% change	-3.9	6.4	2.2	1.5
TOTAL	86 040	91 010	94 887
% change	-1.5	5.8	4.3	2.8
(1)	Average annual growth rate, or geometric mean, from 2020-2021 to 2022-2023.

Budget 2021-2022
H.34	Budget Plan

❏ Other revenue

Revenue from duties and permits will reach $4.4 billion in 2020-2021, $4.9 billion in 2021-2022 and $4.7 billion in 2022-2023, a change of -3.5%, 10.8% and -3.0%, respectively.

  This change is explained, in particular, by the anticipated change in revenue from the auction of greenhouse gas (GHG) allowances13 and revenue from natural resources.

Miscellaneous revenue will stand at $10.5 billion in 2020-2021, $11.0 billion in 2021-2022 and $11.5 billion in 2022-2023, a change of -4.1% for the first year and 4.5% for each of the following two years.

  These figures stem mainly from the anticipated revenue of special funds, non- budget-funded bodies and bodies in the health and social services and education networks.

    The downward change in the revenue of the health and social services network can be attributed to, in particular, revenue from parking, whose fees have been adjusted downward, and cafeteria revenue.

    The downward change in the revenue of the education network is influenced by, among other things, tuition fees revenue, the change in clientele, and user revenue.

____________________
13

After declining by 34.2% in 2020-2021 due, in particular, to the public health crisis, revenue from the sale of GHG allowances should increase significantly in 2021-2022 given that units not sold during the May and August 2020 auctions will be put back up for sale.

Québec’s
Financial Situation	H.35

❏ Changes in line with those in the economy

Growth in own-source revenue excluding revenue from government enterprises generally reflects changes in Québec's economic activity and the impact of measures introduced by the government.

Own-source revenue is expected to decrease by 1.5% in 2020-2021 and increase by 5.8% in 2021-2022.

  This change is largely due to the economic slowdown in 2020-2021 caused by the COVID-19 pandemic and to the rebound expected in 2021-2022.

  It is also attributable to the various initiatives implemented in recent years, in particular those to accelerate depreciation as a means of incentivizing businesses to invest more, announced in the December 2018 Update on Québec's Economic and Financial Situation.

  Lastly, it stems from the impact of the federal COVID-19 income support benefit on revenue, which contributed, in particular, to mitigate the decrease in revenue in 2020-2021.

Had it not been for the measures put in place, the change in revenue would be -2.2% and 6.8%, respectively, for 2020-2021 and 2021-2022, which is more in line with the change in Québec's economic activity.

  Over the forecast period, own-source revenue growth will keep pace with economic growth.

CHART H.2

Changes in own-source revenue excluding revenue from government enterprises
(per cent)

Budget 2021-2022
H.36	Budget Plan

Revenue growth in line with economic growth

The following table shows the growth in own-source revenue before and after the adjustment of measures and other factors affecting revenue growth. Excluding the measures implemented by the government, the growth in own-source revenue amounts to -2.2% in 2020-2021 and 6.8% in 2021-2022, growth that is close to that of nominal GDP, which stands at -4.6% in 2020-2021 and 8.2% in 2021-2022. Over the forecast period, own-source revenue will follow the same growth rate as nominal GDP.

Growth in own-source revenue excluding revenue from government enterprises - 2020-2021 to 2025-2026
(millions of dollars)

	2020-	2021-	2022-	2023-	2024-	2025-
	2021	2022	2023	2024	2025	2026
Own-source revenue	90 028	95 668	100 288	104 057	107 816	111 172
% change	-1.9	6.3	4.8	3.8	3.6	3.1
Less: Government enterprises	3 988	4 658	5 401	5 763	5 883	5 803
Own-source revenue excluding revenue from government enterprises	86 040	91 010	94 887	98 294	101 933	105 369
% change	-1.5	5.8	4.3	3.6	3.7	3.4
Measures and other factors affecting revenue growth(1)
Budget 2021-2022	-29	47	48	268	620	414
Fall 2020 update	-30	-	-	-	-	-
June 2020 snapshot	-312	-186	-134	-83	-37	6
Budget 2020-2021	-183	-252	-266	-224	-251	-251
Fall 2019 update	-99	-75	-87	-100	-114	-113
Budget 2019-2020	-381	-377	-374	-369	-369	-369
Fall 2018 update	-544	-344	-287	-252	-61	1
Previous budgets and other(2)	589	-743	-1 212	-1 247	-1 463	-1 343
Subtotal	-989	-1 930	-2 312	-2 007	-1 675	-1 654
Own-source revenue excluding revenue from government enterprises before measures	87 029	92 940	97 199	100 301	103 608	107 023
% change	-2.2	6.8	4.6	3.2	3.3	3.3
Growth in nominal GDP	-4.6	8.2	5.1	3.6	3.3	3.3

Note:	Totals may not add due to rounding. Save for some exceptions, the amounts correspond to those published in the budgets and fall updates.
(1)	Main measures affecting revenue growth.
(2)

This category includes, in particular, measures in the budgets and fall updates since March 2017, revenues from the carbon market, the elimination of restrictions on input tax refunds for large businesses, investment income of the Generations Fund, the tax holiday for large-scale investment projects and additional taxes collected from individuals on income support measures in response to the public health crisis.

Québec’s
Financial Situation	H.37

3.1.2	Revenue from government enterprises

Government enterprises consist of public corporations that play a commercial role, have managerial autonomy and are financially self-sufficient. The revenue from government enterprises is essentially the same as their net results.

Revenue from government enterprises will amount to $4.0 billion in 2020-2021, down 9.8%, $4.7 billion in 2021-2022, up 16.8%, and $5.4 billion in 2022-2023, up 16.0%.

TABLE H.15

Change in revenue from government enterprises
(millions of dollars)

	2020-2021	2021-2022	2022-2023	AAGR	(1)
Hydro-Québec	1 654	2 125	2 450
Loto-Québec	398	1 061	1 422
Société des alcools du Québec	1 201	1 282	1 315
Investissement Québec	668	92	96
Société québécoise du cannabis(2)	60	88	105
Other(3)	7	10	13
TOTAL	3 988	4 658	5 401
% change	-9.8	16.8	16.0	6.9
(1)	Average annual growth rate, or geometric mean, from 2020-2021 to 2022-2023.
(2)	Revenue allocated to the Cannabis Sales Revenue Fund.
(3)	The government's other enterprises are the Société ferroviaire et portuaire de Pointe-Noire, Capital Financière agricole and, as of 2021-2022, Société du parc industriel et portuaire de Bécancour.

The 9.8% decrease in 2020-2021 is explained mainly by:

  the decrease in the expected results of Loto-Québec following the temporary closure of lottery sales terminals, casinos, gaming halls and video lottery terminals;

  the decrease in the expected results of Hydro-Québec due to lower demand for electricity by Québec businesses and in the value of net exports of electricity.

    These decreases are partially offset by an exceptional increase in revenue from Investissement Québec stemming from an increase in the value of the securities in its portfolio due to the rapid stock market recovery.

Budget 2021-2022
H.38	Budget Plan

The 16.8% growth in 2021-2022 and 16,0% in 2022-2023 primarily reflects a gradual return of the expected results to normal following exceptional declines as a result of COVID-19 in 2020-2021. It includes an expected increase in the results of:

  Loto-Québec, attributable to a gradual reopening of its facilities with the required physical distancing measures;

  Hydro-Québec, reflecting increased consumption in Québec;

    These increases are partially offset by the non-recurrence of exceptional revenues from Investissement-Québec in 2020-2021 stemming from an increase in the value of the securities in its portfolio due to the stock market's rapid recovery.

Québec’s
Financial Situation	H.39

3.1.3	Federal transfers

Revenues from federal transfers consist of federal government payments made to Québec under the Federal-Provincial Fiscal Arrangements Act plus revenues from other programs stemming from bilateral agreements.

These revenues consist primarily of equalization payments and revenues from the Canada Health Transfer (CHT) and the Canada Social Transfer (CST).

In 2020-2021, revenues from federal transfers rose a sharp 20.0% mainly due to the safe restart ($3 076 million), essential workers ($661 million), and safe return to school ($432 million over two years, including $302 million in 2020-2021) agreements signed with the federal government for the implementation of pandemic response measures.

Revenues from federal transfers will decline 11.1% in 2021-2022 owing to the non-recurrence of funding stemming from agreements signed with the federal government in connection with the pandemic. They will also decrease in 2022-2023 due to an anticipated decline in equalization revenue.

The decrease in equalization revenue in 2021-2022 and 2022-2023 will reduce Québec's share of the equalization envelope from 66.2% in 2019-2020 to 58.8% in 2022-2023. This decrease is explained by an improvement in Québec's economic situation compared to the rest of Canada.

TABLE H.16

Changes in federal transfers
(millions of dollars)

	2020-2021	2021-2022	2022-2023	AAGR(1)
Equalization	13 253	13 119	12 676
% change	1.0	-1.0	-3.4	-1.2
Health transfers	6 799	7 025	7 121
% change	2.8	3.3	1.4	2.5
Transfers for post-secondary education and
other social programs	1 590	1 632	1 666
% change	3.1	2.6	2.1	2.6
Other programs	8 632	5 123	4 695
% change	118.8	-40.7	-8.4	6.0
TOTAL	30 274	26 899	26 158
% change	20.0	-11.1	-2.8	1.2
(1)	Average annual growth rate, or geometric mean, from 2020-2021 to 2022-2023.

Budget 2021-2022
H.40	Budget Plan

❏ A decline in Québec's share of the equalization envelope

Québec's share in the equalization envelope has been declining since 2020-2021. This trend will continue in the years ahead due to the expected improvement in Québec's economic situation in relation to the rest of Canada.

Québec's share of the equalization envelope, which was 66.2% in 2019-2020, will decrease to 53.1% in 2025-2026.

CHART H.3

Anticipated change in Québec's share of the equalization envelope(1)
(per cent)

(1)

A smoothing mechanism is applied to determine equalization payments. For example, the equalization payments for the provinces for 2021-2022 are based on data for the years 2017-2018 (25%), 2018-2019 (25%) and 2019-2020 (50%).

Sources: Department of Finance Canada and Ministère des Finances du Québec.

Québec’s
Financial Situation	H.41

Québec is the recipient province that receives the least equalization per capita

The provinces do not all have the same fiscal capacity, in other words, they do not all have the same ability to generate revenue.

Provinces whose fiscal capacity, in dollars per capita, is below the average of the 10 provinces receive equalization payments. They therefore have, after equalization, a fiscal capacity equivalent to the average of the 10 provinces so that they can provide public services.[1]

In 2021-2022, the following five provinces will receive equalization payments: Manitoba, Québec, New Brunswick, Nova Scotia and Prince Edward Island. Québec is the recipient province that receives the least equalization per capita ($1 559 per capita).

Provincial equalization payments - 2021-2022
(dollars per capita)

1	The provinces' fiscal capacity is assessed on the basis of five tax bases (personal income tax, corporate income tax, consumption taxes, property taxes and natural resources).

Budget 2021-2022
H.42	Budget Plan

3.2	Change in expenditure

Expenditure consists of portfolio expenditures, which are tied to the delivery of public services, and debt service.

Expenditure totals $118.5 billion in 2020-2021, or $110.8 billion in portfolio expenditures14 and $7.7 billion in debt service.

Expenditure excluding COVID-19 support and recovery measures will amount to $125.5 billion in 2021-2022 and $128.6 billion in 2022-2023.

Expenditure will grow by 3.9% in 2020-2021, 5.9% in 2021-2022 and 2.5% 2022-2023.

  The 5.9% growth in 2021-2022 is due to the 5.4% increase in portfolio expenditures resulting from implementation of this budget's initiatives and to the 12.4% increase in debt service caused by growth in the debt.

From 2020-2021 to 2022-2023, expenditure will grow by an average of 4.1% per year.

TABLE H.17

Change in expenditure
(millions of dollars)

	2020-2021	2021-2022	2022-2023	AAGR(1)
Portfolio expenditures	110 821	116 858	119 560
% change	4.1	5.4	2.3	4.0
Debt service	7 665	8 613	9 000
% change	-0.1	12.4	4.5	5.4
TOTAL(2)	118 486	125 471	128 560
% change	3.9	5.9	2.5	4.1
(1)	Average annual growth rate, or geometric mean, from 2020-2021 to 2022-2023.
(2)	COVID-19 support and recovery measures are not included in total expenditure. Portfolio expenditures before and after COVID-19 support and recovery measures are presented on pages H.44 and H.45.

____________________
14

Portfolio expenditures are expenditures before taking into account support and recovery measures implemented to fight COVID-19 and the change in application of the accounting standard respecting transfer payments.

Québec’s
Financial Situation	H.43

3.2.1	Portfolio expenditures

To achieve its objectives and carry out its activities, the government sets up programs that are administered by government entities, including departments and bodies. The array of entities for which a minister is responsible constitutes a portfolio.

Before taking into account the COVID-19 support and recovery measures and the change in application of the accounting standard respecting transfer payments, portfolio expenditures will amount to $110.8 billion in 2020-2021, $116.9 billion in 2021-2022 and $119.6 billion in 2022-2023.

From 2020-2021 to 2022-2023, portfolio expenditures will grow by an average of 4.0% per year.

Support and recovery measures will amount to $11.9 billion in 2020-2021,$4.3 billion in 2021-2022 and $1.2 billion in 2022-2023.

TABLE H.18

Change in expenditure by departmental portfolio
(millions of dollars)

	2020-2021	2021-2022		2022-2023	AAGR	(1)
Santé et Services sociaux	47 202	49 947		51 938
% change	5.7	5.8		4.0	5.2
Éducation	17 284	18 077		18 611
% change	7.5	4.6		3.0	5.0
Enseignement supérieur	8 556	9 261		9 536
% change	2.9	8.2	(2)	3.0	4.7
Other portfolios(3)	37 779	39 573		39 475
% change	1.2	4.7		-0.2	1.9
Subtotal - Before COVID-19 support and recovery measures	110 821	116 858		119 560
% change	4.1	5.4		2.3	4.0
COVID-19 support and recovery measures	11 920	4 284		1 179
Change in application of the accounting standard respecting transfer payments	632	732		749
TOTAL	123 373	121 874		121 488
% change	15.1	-1.2		-0.3	4.3
Note:	Totals may not add due to rounding.
(1)	Average annual growth rate, or geometric mean, from 2020-2021 to 2022-2023.
(2)	The growth is mainly due to planned expenditures not incurred in 2020-2021 and an increase in infrastructure projects in 2021-2022.
(3)

Other portfolios include inter-portfolio eliminations resulting from the elimination of reciprocal transactions between entities in different portfolios. In 2022-023, the 0.2% decrease is explained mainly by the non-recurrence of $595 million of investments in 2021-2022 to connect all Quebecers to high-speed Internet.

Budget 2021-2022
H.44	Budget Plan

Portfolio expenditures including support and recovery measures

The arrival of the pandemic in Québec required that exceptional measures be put in place to strengthen the health care system, accelerate growth and the transition to the new economy, and support Quebecers. The year 2020-2021 is characterized by a sharp increase in government spending. Spending in subsequent years will be lower as the programs implemented to deal with the public health crisis will come to an end.

Including the COVID-19 support and recovery measures, portfolio expenditures will amount to $122.7 billion in 2020-2021, $121.1 billion in 2021-2022 and $120.7 billion in 2022-2023.

  From 2020-2021 to 2022-2023, portfolio expenditures will grow by an average of 4.2% per year.

Change in expenditure by departmental portfolio - After COVID-19 support and recovery measures
(millions of dollars)

	2020-2021	2021-2022		2022-2023	AAGR	(1)
Santé et Services sociaux	53 782	52 358		52 488
% change	20.0	-2.6	(2)	0.2	5.4
Éducation	17 624	18 312		18 715
% change	9.6	3.9		2.2	5.2
Enseignement supérieur	8 749	9 491		9 536
% change	5.2	8.5		0.5	4.7
Other portfolios(3)	42 586	40 981		40 000
% change	13.7	-3.8		-2.4	2.2
Subtotal - Before change
in application of the accounting
standard respecting transfer
payments	122 741	121 142		120 739
% change	15.0	-1.3		-0.3	4.2
Change in application of the accounting
standard respecting transfer payments	632	732		749
TOTAL	123 373	121 874		121 488
% change	15.1	-1.2		-0.3	4.3
Note:	Totals may not add due to rounding.
(1)	Average annual growth rate, or geometric mean, from 2020-2021 to 2022-2023.
(2)

The 2.6% decrease in expenditures in 2021-2022 is attributable to the reduction in the amount allocated to COVID-19 support and recovery measures. This amount will decrease from $6.6 billion in 2020-2021 to $2.4 billion in 2021-2022.

(3)	Other portfolios include inter-portfolio eliminations resulting from the elimination of reciprocal transactions between entities in different portfolios.

Québec’s
Financial Situation	H.45

The government's wage offers to public and parapublic sector union representatives

As part of the negotiations for renewing the collective agreements of government employees, agreement-in-principle proposals have been submitted to public and parapublic sector union representatives.

The agreements concluded with most government employees for the period 2015-2020 expired on March 31, 2020.

In the special context of the pandemic, the government revised its proposal in spring 2020 by reducing the period covered by the next renewal from five years to three as all the unions had requested when they tabled their proposals in October 2019. The recurrent enhancements offered total 6.20% over three years.

The government is maintaining its wage parameter offer of 5.00% over three years despite the fact that the projected change in the Consumer Price Index (CPI) from 2020 to 2022 is 4.87%. In addition, it is proposing recurrent enhancements of 1.20% so that it can follow through on its commitments to certain employee groups such as patient-care attendants, teachers and nurses, and so it can have flexibility when it comes to work organization in the different sectors.

In addition, the lump sum payments of 1% offered in 2019-2020 and 2020-2021 lead to an additional non-recurrent enhancement of 2% for the proposed renewal period.

This proposal is advantageous considering the inflation forecast and the large structural deficit that will have to be offset after the crisis.

These elements are included in the financial framework of the Québec Budget Plan -March 2021.

Negotiation financial framework
(per cent)

	2019-	2020-	2021-	2022-	3-year
	2020	2021	2022	2023	total
Wage parameters	-	1.75	1.75	1.50	5.00
Other recurrent enhancements	-	0.40	0.40	0.40	1.20
Total recurrent enhancements	-	2.15	2.15	1.90	6.20
CPI(1)		0.84	1.86	2.17	4.87
Non-recurrent lump sum payments	1.00	1.00	-	-	2.00
Amounts granted on an annual basis	1.00	3.15	2.15	1.90
Total government effort for the period					8.20
(1)	The Consumer Price Index for calendar years. The 3-year total is the sum of three annual changes.
Source: Secrétariat du Conseil du trésor.

Budget 2021-2022
H.46	Budget Plan

❏ Santé et Services sociaux

The expenditures of the Santé et Services sociaux portfolio consist primarily of the activities of the health and social services network and programs administered by the Régie de l'assurance maladie du Québec. This portfolio also includes the expenditures of health-related government bodies such as Héma-Québec.

Before taking COVID-19 support and recovery measures into account, spending for the Santé et Services sociaux portfolio will stand at $47.2 billion in 2020-2021, $49.9 in 2021-2022 and $51.9 billion in 2022-2023. Spending for this portfolio represents roughly 43% of total portfolio expenditures.

  The 5.8% spending growth in 2021-2022 is explained by the initiatives introduced in 2021-2022, in particular, to strengthen home-support services for seniors and to meet the needs of vulnerable persons.

  To ensure stable, predictable funding, growth in spending for the Santé et Services sociaux portfolio will stabilize at 4.0% in 2022-2023.

From 2020-2021 to 2022-2023, growth in spending for the Santé et Services sociaux portfolio will average 5.2% per year.

Consisting mainly of measures to overcome the public health crisis, support and recovery measures for the Santé et Services sociaux portfolio will stand at $6.6 billion in 2020-2021, $2.4 billion in 2021-2022 and $550 million in 2022-2023.

TABLE H.19

Expenditures of the Santé et Services sociaux portfolio
(millions of dollars)

	2020-2021	2021-2022	2022-2023	AAGR(1)
Regular expenditures of the Santé et Services sociaux portfolio	47 202	49 947	51 938
% change	5.7	5.8	4.0	5.2
COVID-19 support and recovery measures	6 580	2 411	550
TOTAL EXPENDITURES OF THE SANTÉ ET SERVICES SOCIAUX PORTFOLIO	53 782	52 358	52 488
% change	20.0	-2.6	0.2	5.4
(1)	Average annual growth rate, or geometric mean, from 2020-2021 to 2022-2023.

Québec’s
Financial Situation	H.47

COVID-19 support and recovery measures for health and social services

Since March 2020, the measures to overcome the public health crisis total $12.0 billion, including $2.4 billion in 2021-2022.

The recurring portion of the measures, which mainly involves hiring health and social services personnel, amounts to $750 million annually.

To the extent that these expenditures make it possible to speed up future hires and to convert part-time positions into full-time positions, the recurrence of these measures is gradually funded from the 4% annual growth of the budget envelope as of 2022-2023.

COVID-19 support and recovery measures therefore total $6.6 billion in 2020-2021, $2.4 billion in 2021-2022 and $550 million in 2022-2023.

Financial impact of COVID-19 support and recovery measures in health and social services
(millions of dollars)

	2020-	2021-	2022-	2023-	2024-	2025-
	2021	2022	2023	2024	2025	2026	Total
Overcoming the public health crisis
Budget 2021-2022 measures	-1 706	-2 334	-750	-750	-750	-750	-7 040
November 2020 measures(1)	-4 874	-77	-	-	-	-	-4 951
Total of measures to overcome the public health crisis	-6 580	-2 411	-750	-750	-750	-750	-11 991
Gradual integration of funding into the MSSS envelope	-	-	200	750	750	750	2 450
FINANCIAL IMPACT OF COVID-19 SUPPORT AND RECOVERY MEASURES	-6 580	-2 411	-550	-	-	-	-9 541
Note:	Totals may not add due to rounding.
(1)	Amounts include $13 million of mental health initiatives in 2020-2021 and $77 million in 2021-2022.

Budget 2021-2022
H.48	Budget Plan

❏ Éducation

The expenditures of the Éducation portfolio are primarily earmarked for activities of educational institutions (school service centres, English-language and special-status school boards, and private educational institutions). This portfolio also includes programs to promote recreation and sports, and programs associated with the status of women.

Before taking support and recovery measures into account, the expenditures of the Éducation portfolio will amount to $17.3 billion in 2020-2021, $18.1 billion in 2021-2022 and $18.6 billion in 2022-2023. Spending for this portfolio represents roughly 15% of total portfolio expenditures.

  The 4.6% growth in spending in 2021-2022 makes it possible, in particular, to improve the support to the education network and to promote success.

  To ensure stable, predictable funding, growth in spending for the Éducation portfolio will stabilize at 3.0% in 2022-2023.

From 2020-2021 to 2022-2023, growth in spending for the Éducation portfolio will average 5.0% per year.

Pandemic-related support and recovery measures for education will stand at $340 million in 2020-2021, $235 million in 2021-2022 and $104 million in 2022-2023. These measures primarily aim to increase support for students and school staff and enhance safety during the public health crisis.

TABLE H.20

Expenditures of the Éducation portfolio
(millions of dollars)

	2020-2021	2021-2022	2022-2023	AAGR	(1)
Regular expenditures of the Éducation portfolio	17 284	18 077	18 611
% change	7.5	4.6	3.0	5.0
COVID-19 support and recovery measures	340	235	104
TOTAL EXPENDITURES OF THE ÉDUCATION PORTFOLIO	17 624	18 312	18 715
% change	9.6	3.9	2.2	5.2

(1) Average annual growth rate, or geometric mean, from 2020-2021 to 2022-2023.

Québec’s
Financial Situation	H.49

COVID-19 support and recovery measures in education

Since the start of the pandemic, $679 million in COVID-19 support and recovery measures have been announced in education.

In particular, before Budget 2021-2022, $405 million in measures were announced, consisting mainly of support for students and school staff.

Budget 2021-2022 is providing $275 million for COVID-19 support and recovery measures between now and 2025-2026, including, in particular:

  $250 million to support educational success;

  $10 million to increase support for volunteering.

Financial impact of COVID-19 support and recovery measures in education
(millions of dollars)

	2020-	2021-	2022-	2023-	2024-	2025-
	2021	2022	2023	2024	2025	2026	TOTAL
Measures before Budget 2021-2022
Supporting students and school staff	212	-	-	-	-	-	212
Helping Quebecers get back into the labour market	27	65	-	-	-	-	92
Increasing support for volunteering	20	-	-	-	-	-	20
Other measures(1)	81	-	-	-	-	-	81
Subtotal	340	65	-	-	-	-	405
Budget 2021-2022 measures
Supporting educational success	-	155	95	-	-	-	250
Increasing support for volunteering	-	10	-	-	-	-	10
Other measures	-	6	9	-	-	-	15
Subtotal	-	171	104	-	-	-	275
TOTAL	340	235	104	-	-	-	679
Note:	Totals may not add due to rounding.
(1)	The amount provided in 2020-2021 takes into account the $70-million upward reassessment of certain measures and costs.

Budget 2021-2022
H.50	Budget Plan

❏ Enseignement supérieur

The expenditures of the Enseignement supérieur portfolio are primarily earmarked for activities of institutions of higher learning (CEGEPs and universities). This portfolio also includes student financial assistance.

Before taking support and recovery measures into account, the expenditures of the Enseignement supérieur portfolio will amount to $8.6 billion in 2020-2021, $9.3 billion in 2021-2022 and $9.5 billion in 2022-2023. Spending for this portfolio represents roughly 8% of total portfolio expenditures.

  The 2.9% growth in 2020-2021 is explained, in particular, by a slowdown in spending in Québec's CEGEPs and universities due to the suspension of certain activities in spring 2020 and lower-than-expected spending on student financial assistance.

  The 8.2% growth in 2021-2022 is primarily due to planned expenditures not incurred in 2020-2021 and an increase in infrastructure projects in 2021-2022.

  To ensure stable, predictable funding, growth in spending for the Enseignement supérieur portfolio will stabilize at 3.0% in 2022-2023.

From 2020-2021 to 2022-2023, growth in spending for the Enseignement supérieur portfolio will average 4.7% per year.

Pandemic-related support and recovery measures for the Enseignement supérieur portfolio will stand at $193 million in 2020-2021 and $230 million in 2021-2022. These measures primarily aim to improve support services for students and to reduce their financial burden during the pandemic.

TABLE H.21

Expenditures of the Enseignement supérieur portfolio
(millions of dollars)

	2020-2021	2021-2022	2022-2023	AAGR	(1)
Regular expenditures of the Enseignement supérieur portfolio	8 556	9 261	9 536
% change	2.9	8.2	3.0	4.7
COVID-19 support and recovery measures	193	230	-
TOTAL EXPENDITURES OF THE ENSEIGNEMENT SUPÉRIEUR PORTFOLIO	8 749	9 491	9 536
% change	5.2	8.5	0.5	4.7
(1)	Average annual growth rate, or geometric mean, from 2020-2021 to 2022-2023.

Québec’s
Financial Situation	H.51

COVID-19 support and recovery measures in higher education

Since the start of the pandemic, $423 million in COVID-19 support and recovery measures have been announced in higher education.

In particular, before Budget 2021-2022, $268 million in measures were announced, consisting mainly of student financial assistance and student support services.

Budget 2021-2022 is providing $155 million for COVID-19 support and recovery measures between now and 2025-2026 to reduce students' financial burden during the pandemic.

Financial impact of COVID-19 support and recovery measures in higher education
(millions of dollars)

	2020-	2021-	2022-	2023-	2024-	2025-
	2021	2022	2023	2024	2025	2026	TOTAL
Measures before Budget 2021-2022
Student financial assistance and student support services(1)	130	50	-	-	-	-	180
Moratorium on student loan repayments	36	-	-	-	-	-	36
Helping Quebecers get back into the labour market and other measures	27	26	-	-	-	-	52
Subtotal	193	76	-	-	-	-	268
Budget 2021-2022 measures
Reducing students' financial burden during the pandemic	-	155	-	-	-	-	155
TOTAL	193	230	-	-	-	-	423
Note:	Totals may not add due to rounding.
(1)	The amount provided in 2020-2021 takes into account a $60-million downward reassessment of certain measures and costs.

Budget 2021-2022
H.52	Budget Plan

❏ Other portfolios

The expenditures of other portfolios include the expenditures of all the portfolios except Santé et Services sociaux, Éducation and Enseignement supérieur. They ensure funding for culture, transportation, daycare services and support for individuals, municipalities and business.

Before taking support and recovery measures into account, the expenditures of other portfolios will amount to $37.8 billion in 2020 2021, $39.6 billion in 2021-2022 and $39.5 billion in 2022-2023. Spending for these portfolios represents roughly 34% of total portfolio expenditures, including 1% for the Culture et Communication portfolio.

  The weak growth of 1.2% in 2020-2021 is mainly due to exceptional expenditures in 2019-2020 stemming from a loss of $1 037 million on the CSeries investment.

  The spending growth of 4.7% in 2021-2022 is attributable, in particular, to:

    funding budget initiatives in other portfolios, in particular, for culture and regional infrastructure;

    an upward adjustment of the spending of certain government entities, in particular, through the deployment of the Plan for a Green Economy (PGE) and the acceleration of housing projects for the Société d'habitation du Québec (SHQ).

  The spending decrease of 0.2% in 2022-2023 is mainly due to the end of certain non-recurring investments, including the investment to connect all Quebecers to high-speed Internet.

From 2020-2021 to 2022-2023, spending growth for other portfolios will average 1.9% per year.

Pandemic-related support and recovery measures for other portfolios will stand at $4.8 billion in 2020-2021, $1.4 billion in 2021-2022 and $525 million in 2022-2023. These measures primarily aim to support Quebecers and accelerate growth and the transition to the new economy.

Québec’s
Financial Situation	H.53

TABLE H.22

Expenditures of other portfolios
(millions of dollars)

	2020-2021	2021-2022	2022-2023	AAGR(1)
Regular expenditures of other portfolios	37 779	39 573	39 475
% change	1.2	4.7	-0.2	1.9
COVID-19 support and recovery measures	4 807	1 408	525
TOTAL EXPENDITURES OF OTHER PORTFOLIOS	42 586	40 981	40 000
% change	13.7	-3.8	-2.4	2.2

(1) Average annual growth rate, or geometric mean, from 2020-2021 to 2022-2023.

Budget 2021-2022
H.54	Budget Plan

COVID-19 support and recovery measures in other portfolios

Since the start of the pandemic, $6.9 billion in COVID-19 support and recovery measures have been announced in other portfolios.

In particular, since Budget 2020-2021, $5.5 billion in measures have been announced, including, in particular:

  $2.3 billion for measures to support municipalities;

  $1.3 billion for measures to mitigate the economic impact of the pandemic, including $180 million for the cultural sector.

Budget 2021-2022 is providing $1.4 billion for COVID-19 support and recovery measures between now and 2025-2026, in particular:

  $424 million to promote regional economic development;

  $304 million to support the requalification of workers and get them back into the labour market.

Financial impact of COVID-19 support and recovery measures for other portfolios
(millions of dollars)

	2020-	2021-	2022-	2023-	2024-	2025-
	2021	2022	2023	2024	2025	2026	TOTAL
Measures before Budget 2021-2022
Supporting Quebecers	466	23	-	-	-	-	488
Mitigating the economic impact of the pandemic	1 343	-	-	-	-	-	1 343
Supporting municipalities	2 300	-	-	-	-	-	2 300
Helping Quebecers get back into the labour market	233	92	-	-	-	-	325
Driving economic growth	238	656	117	18	18	-	1 047
Subtotal	4 579	771	117	18	18	-	5 503
Budget 2021-2022 measures
Creating wealth through innovation	136	29	15	-	-	-	180
Supporting the requalification of workers and getting them back into the labour market	-	124	174	5	-	-	304
Promoting regional economic development	92	239	82	11	-	-	424
Continuing to support businesses affected by the pandemic	-	150	-	-	-	-	150
Other measures	-	95	136	78	-	-	309
Subtotal	228	637	408	94	-	-	1 366
TOTAL	4 807	1 408	525	112	18	-	6 869
Note:	Totals may not add due to rounding.

Québec’s
Financial Situation	H.55

Mission expenditures

Government expenditures are broken down into five public service missions. This breakdown of the government's expenditures into its main areas of activity is a stable indicator over time because it is not usually affected by Cabinet shuffles. Moreover, since this breakdown is also used in the Public Accounts, it facilitates comparisons of actual results with forecasts.

The public service missions are:

  Health and Social Services, which consists primarily of the activities of the health and social services network and the programs administered by the Régie de l'assurance maladie du Québec;

  Education and Culture, which consists primarily of the activities of the education networks, student financial assistance, programs in the cultural sector and immigration-related programs;

  Economy and Environment, which primarily includes programs related to economic development, employment assistance measures, international relations, the environment and infrastructure support;

  Support for Individuals and Families, which includes, in particular, last resort financial assistance, assistance measures for families and seniors, and certain legal aid measures;

  Administration and Justice, which consists mainly of the activities of the legislature, central bodies and public security, as well as administrative programs.

Mission expenditures
(millions of dollars)

	2020-2021	2021-2022	2022-2023
Health and Social Services(1)	52 989	51 260	51 321
Education and Culture	27 624	28 213	28 447
Economy and Environment	18 957	17 993	17 399
Support for Individuals and Families	11 417	11 614	11 693
Administration and Justice(2)	11 754	12 062	11 879
Subtotal	122 741	121 142	120 739
Change in application of the accounting standard respecting transfer payments	632	732	749
TOTAL	123 373	121 874	121 488
% change	15.1	-1.2	-0.3
Note:	Mission expenditures include COVID-19 support and recovery measures.
(1)

The expenditures of the Health and Social Services mission are lower than those of the Santé et Services sociaux portfolio mainly because spending for entities in other portfolios are treated differently. Such spending is eliminated in the missions when the expenditures are established for each mission whereas it is eliminated under a separate heading, “Inter-portfolio eliminations”, when expenditures are established for each portfolio.

(2)	These amounts include the provision in the Contingency Fund reserve.

Budget 2021-2022
H.56	Budget Plan

3.2.2	Debt service

Debt service consists of interest on the direct debt as well as interest on the liability for the retirement plans and other future benefits of public and parapublic sector employees.

Debt service changes primarily according to the level of the debt, interest rates and the return on the RPSF.

Overall, debt service will stand at $7.7 billion in 2020-2021, $8.6 billion in 2021-2022 and $9.0 billion in 2022-2023, a change of -0.1%, 12.4% and 4.5%, respectively.

In 2020-2021, historically low interest rates explain the slight increase of 0.2% in interest on the direct debt despite a significant increase in its amount. The decrease in interest rates led, in particular, to gains on disposal of assets held by the Ministère des Finances.

In 2021-2022 and 2022-2023, interest on the direct debt will increase by 18.0% and 6.8%, respectively, due to growth in the debt and the anticipated change in long-term interest rates, in particular, an increase in rates since January 2021. The larger increase in 2021-2022 is attributable to the interest on the direct debt, which was very low in 2020-2021 due to historically low interest rates.

Interest on the liability for the retirement plans and other employee future benefits will decrease in 2021-2022 and 2022-2023 due to the expected increase in the investment income of the RPSF, which is applied against debt service.

TABLE H.23

Change in debt service
(millions of dollars)

	2020-2021	2021-2022	2022-2023	AAGR	(1)
Interest on the direct debt(2)	6 782	8 006	8 548
% change	0.2	18.0	6.8
Interest on the liability for the retirement plans and other employee future benefits(3)	883	607	452
TOTAL	7 665	8 613	9 000
% change	-0.1	12.4	4.5	5.4
(1)	Average annual growth rate, or geometric mean, from 2020-2021 to 2022-2023.
(2)

Interest on the direct debt includes the income of the Sinking Fund for Government Borrowings. This income, which is applied against debt service, consists of interest generated on investments as well as gains and losses on disposal. The forecast for this income may be adjusted upward or downward since it is closely tied to changes in interest rates.

(3)

This interest is the interest on obligations relating to the retirement plans and other employee future benefits of public and parapublic sector employees, minus mainly by the investment income of the RPSF.

Québec’s
Financial Situation	H.57

Comparison of the debt service of governments in Canada

In 2019-2020, Québec's debt service as a percentage of revenue was among the highest in Canada

  In 2019-2020, interest payments on the debt totalled $7.7 billion, representing 6.6% of revenue, or $905 per capita.

  Debt service is the government's fourth-largest expenditure category after health, education and higher education.

Debt service of governments in Canada in 2019-2020
(percentage of revenue)

Budget 2021-2022
H.58	Budget Plan

4.	PUBLIC INFRASTRUCTURE INVESTMENTS

Québec has significant public infrastructure needs. To meet them and to restart the economy, the government is announcing an increase of $4.5 billion over 10 years under the 2021-2031 Québec Infrastructure Plan (QIP).

  Investments under the 2021-2031 QIP thus increase to $135.0 billion, or $13.5 billion per year on average.

  The 2021-2031 QIP allocates considerable sums to health and social services ($21 billion), education and higher education ($27 billion), public transit ($14 billion)15 and road maintenance ($28 billion).

TABLE H.24

Investments in the 2021-2031 Québec Infrastructure Plan
(billions of dollars)

2021-2031
Investments in the 2020-2030 QIP	130.5
Increase in investments	4.5
INVESTMENTS PLANNED IN THE 2021-2031 QIP	135.0

____________________
15	These investments include those forecast in the central envelope.

Québec’s
Financial Situation	H.59

❏ Investments to support the economic recovery

Investment in public infrastructure is necessary to restart the economy. These major investments will help increase the economy's potential and create long-term wealth in addition to filling the space left in the construction market by private projects abandoned because of the pandemic.

The $4.5-billion increase in investments under the 2021-2031 QIP, an increase from $130.5 billion to $135.0 billion, will help restart the economy. The acceleration of the Plan's implementation will also help the recovery.

  Almost 60% of the investments in the 10-year plan will take place over the next five years.

CHART H.4

Annual investments in the 2021-2031 Québec Infrastructure Plan
(billions of dollars)

Budget 2021-2022
H.60	Budget Plan

Act respecting the acceleration of certain infrastructure projects

Bill 66, An Act respecting the acceleration of certain infrastructure projects, was adopted last December. Under this statute, work on 180 public infrastructure projects will be accelerated, thus strengthening the economy.

Procedures will be streamlined without reducing or modifying existing standards so as to accelerate the start-up of work on major infrastructure projects, in particular, schools, seniors' homes, hospitals, and road and public transit infrastructure.

❏ A significant share of the QIP allocated to infrastructure maintenance

A share of the investments in the 2021-2031 QIP, that is 60%, will be used primarily for asset maintenance, addressing the asset maintenance deficit and asset replacement.16 New infrastructure will account for 40%.

CHART H.5

2021-2031 Québec Infrastructure Plan by type of investment
(per cent)

____________________
16	This share excludes the central envelope.

Québec’s
Financial Situation	H.61

❏ A larger proportion of infrastructure in good condition

The Québec government owns or funds over $450 billion of infrastructure assets, including:

  nearly 28,000 buildings;

  approximately 9,700 bridges and overpasses, and more than 31,000 kilometres of roads;

  more than 97,800 kilometres of drinking water, wastewater and rainwater networks.

In the coming years, the government will continue to take the necessary steps to increase the quality of Québec's public infrastructure.

Taking into account the investments currently planned under the 2021-2031 QIP, of which a large share will go to asset maintenance, the government anticipates that the proportion of infrastructure in good condition will increase in the coming years.

  It is estimated17 that the proportion of infrastructure in good condition will rise from 60.1% in March 2021 to 66.4% in March 2031.

CHART H.6

Anticipated change in the proportion of public-body infrastructure in good condition
(per cent)

Note:	The proportion of infrastructure in good condition could improve and reach 74.1% in March 2031 if future QIPs give priority to maintenance projects. However, this proportion could not exceed a rate of 58.6% if the rate of deterioration or inflation in the cost of work is higher than expected.
Source: Secrétariat du Conseil du trésor.

____________________
17

This modeling exercise is updated annually and the results will continue to be refined and improved over the coming years. Results could vary widely depending on the investment choices made by departments and bodies, their ability to carry out the planned work and the construction industry’s ability to respond.

Budget 2021-2022
H.62	Budget Plan

❏ Additional federal funding expected

The federal government contributes to the funding of public infrastructure projects through various programs. All things considered, the sums injected by the Québec government are much greater.

  It is estimated that for each dollar invested in Québec, Québec's share exceeds 80%.

Québec is asking the federal government to earmark additional sums to the funding of public infrastructure projects in the provinces and territories. A large part of the funds the federal government intends to allocate to the recovery should be for this purpose.

Like the other provinces and territories, Québec is asking the federal government to increase its financial support for infrastructure by $10 billion per year over 10 years and to simplify its approach in this area.

To respect their priorities in the area of infrastructure, the provinces and territories should be provided with additional sums through an unconditional transfer.

This would allow Québec to distribute the funds based on its priorities: strategic public transit projects, schools and hospitals, seniors' homes, maintenance of infrastructure (in particular roads), technology infrastructure, etc.

Such a transfer would be far more efficient than the current agreements, which subject the provinces to numerous conditions, add to the administrative processes and delay projects.

Québec’s
Financial Situation	H.63

APPENDIX: ADDITIONAL INFORMATION

The digital dissemination of content reflects the department's desire to improve messages addressed to the public by using electronic documents that can be viewed on a smart phone, tablet or computer.

The Ministère des Finances is promoting the transition to digital documents. Therefore, certain additional budgetary information is presented only on the department's website, including:

  the budget by the numbers and interactive charts;

  margins of prudence, sensitivity analyses and the main risks to Québec's financial situation;

  the government's net financial surpluses or requirements.

Additional information is available on the Ministère des Finances website. To view this information, visit the Budget 2021-2022 documents page at:
information, visit the Budget 2021-2022 documents page at:
www.finances.gouv.qc.ca/budget

Québec’s
Financial Situation	H.65